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                                  Exhibit 4.4

                           COMMERCIAL METALS COMPANY

                      NON-QUALIFIED STOCK OPTION AGREEMENT


         1. Grant of Option. Pursuant to the Commercial Metals Company 1986 Stock Incentive Plan (the "Plan") for employees of Commercial Metals Company, a Delaware corporation and its participating subsidiaries (collectively the "Company"), the Company grants to


                           __________________________


an option to purchase from the Company a total of ________ full shares of common stock, $5.00 par value, of the Company (the "Shares"), at $______ per share in the amounts, during the periods and upon the terms and conditions set forth in this Agreement.

         2. Time of Exercise. Except only as specifically provided elsewhere in this Agreement, this option is exercisable on and after _______________ and until terminated as specified in Section 4 below. The time of exercise may be accelerated under the terms of the Plan. No part of the Option may be exercised after the expiration of ten (10) years from the date of grant.

         3. Subject to Plan. This Option and its exercise are subject to the terms and conditions of the Plan. The defined terms used herein which are defined in the Plan shall have the same meanings defined for and assigned to them in the Plan. In addition, this Option is subject to any rules promulgated pursuant to the Plan by the Board of Directors of the Company or by the Committee appointed by the Board of Directors to administer the Plan.

         4. Term. This Option will terminate at the first of the following:

         (a)     5 p.m. on ____________________.

         (b) 5 p.m. on the date which is one year after the date that the Optionee's employment with the Company terminates for reasons of disability.

         (c) 5 p.m. on the date which is one year after the date that the Optionee's employment with the Company terminates by reason of death.

         (d) Immediately upon the termination of the Optionee's employment with the Company for reasons other than death, disability or authorized retirement.
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         5.      Who May Exercise.  During the lifetime of the Optionee, this
Option may be exercised only by the Optionee. If the Optionee dies without having exercised the Option as to all of the Shares covered thereby, the Option may be exercised at any time prior to the date specified in Section 4 hereof by the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Optionee, subject to the other terms of this Agreement, the Plan and applicable laws, rules and regulations.

         6. Manner of Exercise. Subject to such administrative regulations as the Board of Directors may from time to time adopt, this Option may be exercised by delivery of written notice to the Secretary of the Company of the number of shares being purchased and payment of the full option price for the shares for which the Option is being exercised. The option price may be paid:


         (a)     in cash or by check payable to the order of the Company; or


         (b) through delivery of shares of Common Stock owned by the employee, with an aggregate fair market value as determined in accordance with subsection 10(a) of the Plan, on the date of exercise equal for the option price; or


         (c)     by a combination of (a) and (b) above.


         7. Non-Assignability. This Option, and any right associated with this Option, is not assignable or transferable by the Optionee except by will or by the laws of descent and distribution.


         8. No Rights as Shareholder. The Optionee will have no rights as a shareholder with respect to any shares covered by this Option until the issuance of a certificate or certificates to the Optionee for the shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the issuance of such certificate or certificates except as required by the terms of the Plan.


         9. Tax Requirements. The Optionee receiving shares issued upon exercise of the Option shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Such payments shall be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment shall be made in cash, by check or, if permitted, through delivery of shares of the Company's Common Stock owned by the Optionee of fair market value equal to the required withholding, or any combination thereof.
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         10.     Law Governing.  This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of Texas.


         11.     Date of Grant.  The date of grant of this Option is
                 _______________.


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 11 hereof.


                                        COMMERCIAL METALS COMPANY


                                        BY:______________________________
                                                               President





                                        OPTIONEE:

                                        _________________________________

                                        Social Security No.______________


                                        Address:

                                        __________________________________

                                        __________________________________